Exhibit 4.8

[FORM OF]

DISCOVER CARD EXECUTION NOTE TRUST

Issuer

and

U.S. BANK NATIONAL ASSOCIATION

Indenture Trustee

CLASS B (    -    ) TERMS DOCUMENT

Dated as of [                    ]

to

SECOND AMENDED AND RESTATED INDENTURE SUPPLEMENT

Dated as of December 22, 2015

for the DiscoverSeries Notes

to

AMENDED AND RESTATED INDENTURE

Dated as of December 22, 2015

-i-

THIS CLASS B(    -    ) TERMS DOCUMENT (this “Terms Document”), by and between DISCOVER CARD EXECUTION NOTE TRUST, a statutory trust created under the laws of the State of Delaware (the “Issuer”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America, as Indenture Trustee (the “Indenture Trustee”), is made and entered into as of [                    ].

Pursuant to this Terms Document, the Issuer shall create a new Tranche of Class B Notes of the DiscoverSeries and shall specify the principal terms thereof.

ARTICLE I

Definitions and Other Provisions of General Application

Section 1.01    Definitions. For all purposes of this Terms Document, except as otherwise expressly provided or unless the context otherwise requires:

(1)    the terms defined in this Article have the meanings assigned to them in this Article, and include the plural as well as the singular;

(2)    all other terms used herein which are defined in the Indenture Supplement or the Indenture, either directly or by reference therein, have the meanings assigned to them therein;

(3)    all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles and, except as otherwise herein expressly provided, the term “generally accepted accounting principles” with respect to any computation required or permitted hereunder means such accounting principles as are generally accepted in the United States of America at the date of such computation;

(4)    all references in this Terms Document to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Terms Document; the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Terms Document as a whole and not to any particular Article, Section or other subdivision;

(5)    in the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture Supplement or the Indenture, the terms and provisions of this Terms Document shall be controlling, but solely with respect to the Class B (    -    ) Notes;

(6)    each capitalized term defined herein shall relate only to the Class B (    -    ) Notes and no other Tranche of Notes issued by the Issuer;

(7)    “including” and words of similar import will be deemed to be followed by “without limitation”; and

(8)    for purposes of determining any amount or making any calculation hereunder, such amount or calculation, (x) if specified to be as of the first day of any Due Period, shall (a) include any Notes issued during such Due Period as if such Notes had been outstanding on the first day of such Due Period and (b) give effect to any payments, deposits or other allocations made on the Distribution Date related to the prior Due Period and (y) if specified to be as of the close of business on the last day of any Due Period shall give effect to any payments, deposits or other allocations made on the related Distribution Date.

[“Accumulation Amount” means $[        ]; provided, however, if the commencement of the Accumulation Period is delayed in accordance with Section 2.11 hereof, the Accumulation Amount shall be determined in accordance with the definition of “Accumulation Amount” in the Indenture Supplement.]

[“Accumulation Commencement Date” means [                    ], [                    ], or such later date as the Calculation Agent on behalf of the Issuer determines in accordance with Section 2.11 hereof.]

[“Accumulation Period” has the meaning set forth in the Indenture Supplement.]

[“Accumulation Period Length” means [                    ] months; provided, however, if the commencement of the Accumulation Period is delayed in accordance with Section 2.11 hereof, the Accumulation Period Length shall be determined in accordance with the definition of “Accumulation Period Length” in the Indenture Supplement.]

[“Accumulation Reserve Funding Period” shall not apply if the Calculation Agent on behalf of the Issuer notifies the Indenture Trustee that it expects the Accumulation Period Length to be adjusted to one (1) month, and otherwise shall mean a period commencing on the first Distribution Date on which a condition in the right column of the following table was in effect on the immediately preceding Distribution Date, if such Distribution Date is a Distribution Date described in the corresponding left column of the following table, and ending on the Distribution Date immediately preceding the earlier to occur of:

(x)    the Expected Maturity Date for the Class B (    -    ) Notes and

(y)    the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class B (    -    ) Notes is paid in full.

Distribution Date:	Condition:
(a) The Distribution Date occurring three (3) calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	No condition

(b) The Distribution Date occurring [four (4)] calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 4%.

(c) The Distribution Date occurring [six (6)] calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 3%.

(d) The Distribution Date occurring [twelve (12)] calendar months prior to the first scheduled Distribution Date of the Accumulation Period (as adjusted in accordance with Section 2.11 hereof) and any following Distribution Date	The three-month rolling average Excess Spread Percentage is less than 2%.

provided, however, if at any point the Accumulation Reserve Funding Period has not commenced because no condition requiring funding has occurred or the Calculation Agent has determined that the Accumulation Period Length will be shortened to one (1) month, and subsequently a condition requiring funding occurs and the Calculation Agent determines that the Accumulation Period Length will not be so shortened, the Accumulation Reserve Funding Period shall commence on the following Distribution Date.]

[“Alternative Rate Trigger” means the occurrence of any of the following events:

(a)    the Calculation Agent determines in its sole discretion that LIBOR has been discontinued or is no longer being published;

(b)    a public statement is made by or on behalf of the ICE Administrator, including by the regulatory authority having authority over the ICE Administrator, announcing that (x) the ICE Administrator will cease to provide the LIBOR benchmark, (y) the number of submissions for compiling LIBOR has fallen below the number required by the ICE Administrator’s internal policy or (z) LIBOR may no longer be representative or may no longer be used; or

(c)    LIBOR is not published on Reuters Screen LIBOR01 (or such other page as may replace the page on that service for the purpose of displaying the London interbank offered rate for one-month United States dollar deposits) for five consecutive LIBOR Business Days.]

“Class B (    -    ) Adverse Event” means the occurrence of any of the following: (a) an Early Redemption Event with respect to the Class B (    -    ) Notes or (b) an Event of Default and acceleration of the Class B (    -    ) Notes; provided, however, that if the only such event to have occurred is an Excess Spread Early Redemption Event for which an Excess Spread Early Redemption Cure has occurred, a Class B (    -    ) Adverse Event shall not be treated as continuing from and after the date of such cure.

“Class B (    -    ) Note” means any Note, in the form set forth in Exhibit A hereto, designated therein as a Class B (    -    ) Note and duly executed and authenticated in accordance with the Indenture.

“Class B (    -    ) Noteholder” means a Person in whose name a Class B (    -    ) Note is registered in the Note Register.

“Class B (    -    ) Termination Date” means the earliest to occur of (a) the Principal Payment Date on which the Outstanding Dollar Principal Amount of the Class B (    -    ) Notes is paid in full, (b) the Legal Maturity Date and (c) the date on which the Indenture is discharged and satisfied pursuant to Article VI thereof.

“Encumbered Amount” means, for the Class B (    -    ) Notes, an amount equal to

(a)    the Nominal Liquidation Amount of the Class B (    -    ) Notes, divided by

(b)    the Nominal Liquidation Amount of all Tranches of Class B Notes in the DiscoverSeries, multiplied by

(c)    the aggregate Required Subordinated Amount of Class B Notes for all Tranches of Class A Notes in the DiscoverSeries with a Required Subordinated Amount of Class B Notes greater than zero.

“Encumbered Required Subordinated Amount of Class C Notes” means, for the Class B (    -    ) Notes, an amount equal to the product of

(a)    the Encumbered Amount for the Class B (    -    ) Notes, and

(b)    the Required Subordinated Percentage of Class C Notes (Encumbered) for the Class B (    -    ) Notes.

“Encumbered Required Subordinated Amount of Class D Notes” means, for the Class B (    -    ) Notes, an amount equal to the product of

(a)    the Encumbered Amount for the Class B (    -    ) Notes and

(b)    the Required Subordinated Percentage of Class D Notes (Encumbered) for the Class B (    -    ) Notes.

“Excess Spread Percentage” for any Distribution Date means a fraction, the numerator of which is the Excess Spread Amount for such Distribution Date multiplied by 12 and the denominator of which is the sum of the Nominal Liquidation Amounts of all Tranches of DiscoverSeries Notes as of the first day of the related Due Period.

“Expected Maturity Date” means [                    ].

[“ICE Administrator” means ICE Benchmark Administration Limited.]

“Indenture” means the Amended and Restated Indenture, dated as of December 22, 2015, between the Issuer and Indenture Trustee, as such agreement may be further amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Indenture Supplement” means the Second Amended and Restated Indenture Supplement dated as of December 22, 2015, for the DiscoverSeries Notes, by and between the Issuer and the Indenture Trustee, as the same may be further amended, supplemented, restated, amended and restated, replaced or otherwise modified from time to time.

“Initial Dollar Principal Amount” means $[        ], or such higher amount as is specified in any Notice of Additional Issuance under Section 2.09 hereof.

[“Interest Accrual Period” means, with respect to any Interest Payment Date, the period from and including the previous Interest Payment Date (or, in the case of the first Interest Payment Date for any Class B (    -    ) Note, from and including the applicable Issuance Date) to but excluding such Interest Payment Date.]

[“Interest Payment Date” means the fifteenth day of each [month] commencing in [                    ], or if such fifteenth day is not a Business Day, the next succeeding Business Day.]

“Issuance Date” means [                    ] with respect to all Class B (    -    ) Notes issued on the date hereof and, with respect to any additional Class B(    -    ) Notes issued pursuant to Section 2.09 hereof, any Issuance Date specified in the Notice of Additional Issuance delivered thereunder.

“Legal Maturity Date” means [                    ].

[“LIBOR” means, with respect to any LIBOR Determination Date, the rate for deposits in United States dollars with a duration comparable to the relevant Interest Accrual Period which appears on Reuters Screen LIBOR01 as of 11:00 a.m., London time, on such day. If such rate does not appear on Reuters Screen LIBOR01, the rate will be determined by the Indenture Trustee on the basis of the rates at which deposits in United States dollars are offered by major banks in the London interbank market, selected by the Calculation Agent by written notice to the Indenture Trustee, at approximately 11:00 a.m., London time, on such day to prime banks in the London interbank market with a duration comparable to the relevant Interest Accrual Period commencing on that day. The Indenture Trustee will request the principal London office of four banks selected by the Calculation Agent to provide a quotation of its rate. If at least two such quotations are provided, the rate will be the arithmetic mean of the quotations. If fewer than two quotations are provided as requested, the rate for that day will be the arithmetic mean of the rates quoted by four major banks in New York City, the identity of which will be selected by the Calculation Agent, at approximately 11:00 a.m., New York City time, on that day for loans in United States dollars to leading European banks with a duration comparable to the relevant Interest Accrual Period commencing on that day. If LIBOR with respect to a LIBOR Determination Date cannot be determined pursuant to the foregoing, subject to Section 2.04(b), LIBOR with respect to such LIBOR Determination Date will be LIBOR with respect to the immediately prior LIBOR Determination Date.]

[“LIBOR Business Day,” if applicable, shall mean a day other than a Saturday or a Sunday on which banking institutions in both the City of London, England and in New York, New York are not required or authorized by law to be closed.]

[“LIBOR Determination Date” means the second LIBOR Business Day immediately preceding the commencement of an Interest Accrual Period.]

[“Note Interest Rate” means, for any Interest Accrual Period, [LIBOR] [+/-] [    ]% per annum, calculated on the basis of [the actual number of days elapsed] [twelve 30-day months] and a 360-day year[; provided, that if the sum of LIBOR [+/-] [    ]% for such Interest Accrual Period is less than 0.00%, then the Note Interest Rate for such Interest Accrual Period will be deemed to be 0.00%.]]

“Notice of Additional Issuance” has the meaning set forth in Section 2.09 hereof.

“Regulation RR” means Regulation RR (Credit Risk Retention) promulgated by the Securities and Exchange Commission to implement the credit risk retention requirements of Section 15G of the Securities Exchange Act.

“Required Daily Deposit Target Finance Charge Amount” means, for any day in a Due Period, an amount equal to the Class B Tranche Interest Allocation for the related Distribution Date[; provided, however, that for purposes of determining the Required Daily Deposit Target Finance Charge Amount on any day on which the Class B Tranche Interest Allocation cannot be determined because [the LIBOR Determination Date] for the applicable Interest Accrual Period has not yet occurred, the Required Daily Deposit Target Finance Charge Amount shall be the Class B Tranche Interest Allocation determined based on a pro forma calculation made on the assumption that [LIBOR] will be [LIBOR] for the applicable period determined on the first day of such calendar month, multiplied by 1.25].

“Required Daily Deposit Target Principal Amount” means, for any day in a Due Period, (i) if such Due Period is in [the Accumulation Period for the Class B (    -    ) Notes, the Accumulation Amount], (ii) if such day is on or after the occurrence and during the continuance of a Class B (    -    ) Adverse Event, the Nominal Liquidation Amount of the Class B (    -    ) Notes, and (iii) in all other circumstances, zero.

“Required Subordinated Amount of Class C Notes” means, for the Class B (    -    ) Notes for any date of determination, an amount equal to the sum of

(a)    the Unencumbered Required Subordinated Amount of Class C Notes for such Class B (    -    ) Notes and

(b)    the Encumbered Required Subordinated Amount of Class C Notes for such Class B (    -    ) Notes;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class B (    -    ) Adverse Event, the Required Subordinated Amount of Class C Notes for the Class B (    -    ) Notes will be the greater of

(x)    the amount determined above for such date of determination and

(y)    the amount determined above for the date immediately prior to the date on which such Class B (    -    ) Adverse Event shall have occurred.

“Required Subordinated Amount of Class D Notes” means, for the Class B (    -    ) Notes for any date of determination, an amount equal to the sum of

(a)    the Unencumbered Required Subordinated Amount of Class D Notes for such Class B (    -    ) Notes and

(b)    the Encumbered Required Subordinated Amount of Class D Notes for such Class B (    -    ) Notes;

provided, however, that for any date of determination on or after the occurrence and during the continuation of a Class B (    -    ) Adverse Event, the Required Subordinated Amount of Class D Notes for the Class B (    -    ) Notes will be the greater of

(x)    the amount determined above for such date of determination and

(y)    the amount determined above for the date immediately prior to the date on which the Class B (    -    ) Adverse Event shall have occurred.

“Required Subordinated Percentage of Class C Notes (Encumbered)” means, for the Class B (    -    ) Notes, [    ]%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class C Notes (Unencumbered)” means, for the Class B (    -    ) Notes, [    ]%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class D Notes (Encumbered)” means, for the Class B (    -    ) Notes, [    ]%, subject to adjustment in accordance with Section 2.02.

“Required Subordinated Percentage of Class D Notes (Unencumbered)” means for the Class B (    -    ) Notes, [    ]%, subject to adjustment in accordance with Section 2.02.

[“Reuters Screen LIBOR01” means the display page currently so designated on the Reuters Screen (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices).]

“Seller’s Interest” means, at any time, a “seller’s interest” as defined in, and calculated in accordance with, Regulation RR.

“Seller’s Interest Measurement Date” means the last day of each calendar month.

“Specified Rating” means, for the Class B(    -    ) Notes, [    ] with respect to [Moody’s], [    ] with respect to [Standard & Poor’s] and [    ] with respect to [Fitch].

“Stated Principal Amount” means $[        ] or such higher amount as is specified in any Notice of Additional Issuance under Section 2.09.

[“Targeted Accumulation Reserve Subaccount Deposit” means, with respect to any Distribution Date during the Accumulation Reserve Funding Period, an amount equal to (i) [0.5]% of the Outstanding Dollar Principal Amount of the Class B (    -    ) Notes as of the close of business on the last day of the related Due Period or (ii) any other amount designated by the Calculation Agent on behalf of the Issuer.]

“Unencumbered Amount” means, for the Class B (    -    ) Notes, an amount equal to the Nominal Liquidation Amount of the Class B (    -    ) Notes minus the Encumbered Amount for the Class B (    -    ) Notes.

“Unencumbered Required Subordinated Amount of Class C Notes” means, for the Class B (    -    ) Notes, an amount equal to the product of

(a)    the Unencumbered Amount for the Class B (    -    ) Notes and

(b)    the Required Subordinated Percentage of Class C Notes (Unencumbered) for the Class B (    -    ) Notes.

“Unencumbered Required Subordinated Amount of Class D Notes” means, for the Class B (    -    ) Notes, an amount equal to the product of

(a)    the Unencumbered Amount for the Class B (    -    ) Notes and

(b)    the Required Subordinated Percentage of Class D Notes (Unencumbered) for the Class B (    -    ) Notes.

Section 1.02    Representations and Warranties of Issuer. The Issuer represents and warrants that:

(a)    the Issuer has been duly formed and is validly existing as a statutory trust in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Terms Document and to perform the terms and provisions hereof;

(b)    the execution, delivery and performance of this Terms Document by the Issuer have been duly authorized by all necessary limited liability company and statutory trust proceedings of the Beneficiary and the Owner Trustee, do not require any approval or consent of any governmental agency or authority and do not and will not conflict with any material provision of the Certificate of Trust or the Trust Agreement of the Issuer;

(c)    this Terms Document is the valid, binding and enforceable obligation of the Issuer, except as the same may be limited by receivership, insolvency, reorganization, moratorium or other laws relating to the enforcement of creditors’ rights generally or by general equity principles;

(d)    to the best of the Issuer’s knowledge, this Terms Document will not conflict with any law or governmental regulation or court decree applicable to it;

(e)    the Issuer is not required to be registered under the Investment Company Act;

(f)    all information heretofore furnished by the Issuer in writing to the Indenture Trustee for purposes of or in connection with this Terms Document or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer in writing to the Indenture Trustee will be, true and accurate in every material respect or based on reasonable estimates on the date as of which such information is stated or certified; and

(g)    to the best knowledge of the Issuer, there are no proceedings or investigations pending against the Issuer before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality having jurisdiction over the Issuer (i) asserting the invalidity of this Terms Document, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Terms Document or (iii) seeking any determination or ruling which in the Issuer’s judgment would materially and adversely affect the performance by the Issuer of its obligations under this Terms Document or the validity or enforceability of this Terms Document.

Section 1.03    Representations and Warranties of Indenture Trustee. The Indenture Trustee represents and warrants and any successor trustee shall represent and warrant that:

(a)    the Indenture Trustee is organized, existing and in good standing under the laws of the United States of America;

(b)    the Indenture Trustee has full power, authority and right to execute, deliver and perform this Terms Document, and has taken all necessary action to authorize the execution, delivery and performance by it of this Terms Document; and

(c)    this Terms Document has been duly executed and delivered by the Indenture Trustee.

Section 1.04    Limitations on Liability.

(a)    It is expressly understood and agreed by the parties hereto that (i) this Terms Document is executed and delivered by the Owner Trustee not individually or personally but solely as Owner Trustee under the Trust Agreement, in the exercise of the powers and authority conferred and vested in it, (ii) each of the representations, undertakings and agreements herein made on the part of the Issuer is made and intended not as a personal representation, undertaking or agreement by the Owner Trustee but is made and intended for the purpose of binding only the Issuer, (iii) nothing herein contained will be construed as creating any liability on the Owner Trustee individually or personally, to perform any covenant of the Issuer either expressed or implied herein, all such liability, if any, being expressly waived by the parties to this Terms Document and by any Person claiming by, through or under them and (iv) under no circumstances will the Owner Trustee be personally liable for the payment of any indebtedness or expenses of the Issuer or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Issuer under this Terms Document or any related documents.

(b)    None of the Indenture Trustee, the Owner Trustee, the Calculation Agent, the Beneficiary, the Depositor, any Master Servicer or any Servicer or any of their respective officers, directors, employees, incorporators or agents will have any liability with respect to this Terms Document, and recourse may be had solely to the Collateral pledged to secure these Class B (    -    ) Notes under the Indenture, the Indenture Supplement and this Terms Document.

Section 1.05    Governing Law. THIS TERMS DOCUMENT WILL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATION LAW, WITHOUT REFERENCE TO ANY CONFLICT OF LAW PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE.

Section 1.06    Counterparts. This Terms Document may be executed in any number of counterparts, each of which when so executed will be deemed to be an original, but all such counterparts will together constitute but one and the same instrument.

Section 1.07    Ratification of Indenture and Indenture Supplement. As supplemented by this Terms Document, each of the Indenture and the Indenture Supplement is in all respects ratified and confirmed and the Indenture as supplemented by the Indenture Supplement and this Terms Document shall be read, taken and construed as one and the same instrument.

ARTICLE II

The Class B (    -    ) Notes

Section 2.01    Creation and Designation. There is hereby created a Tranche of Class B Notes to be issued pursuant to this Terms Document, the Indenture and the Indenture Supplement to be known as the “DiscoverSeries Class B (    -    ) Notes.”

Section 2.02    Adjustments to Required Subordinated Percentages and Amount.

(a)    On any date, the Issuer may, at the direction of the Beneficiary, change the Required Subordinated Percentage of Class C Notes (Encumbered), the Required Subordinated Percentage of Class C Notes (Unencumbered), the Required Subordinated Percentage of Class D Notes (Encumbered), and the Required Subordinated Percentage of Class D Notes (Unencumbered), in each case for the Class B (    -    ) Notes, without the consent of any Noteholders; provided that the Issuer has received written confirmation from each applicable Note Rating Agency that the change in such percentage will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes.

(b)    On any date, the Issuer may, at the direction of the Beneficiary, replace all or a portion of the Required Subordinated Amount of Class C Notes or the Required Subordinated Amount of Class D Notes, in each case for the Class B (    -    ) Notes with a different form of credit enhancement (including, without limitation, a cash collateral account, a letter of credit, a reserve account, a surety bond, an insurance policy or a collateral interest, or any combination thereof) and may add such definitions and other terms and make such additional amendments to this Terms Document as shall be necessary for such replacement without the consent of any Noteholders, provided that the Issuer has received written confirmation from each applicable Note Rating Agency that such replacement and such other amendments will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes.

Section 2.03     [Interest Payment]. For each Interest Payment Date, the amount of interest due with respect to the Class B (    -    ) Notes shall be an amount equal to

(i)    (A) a fraction, the numerator of which is [the actual number of days in the related Interest Accrual Period] [30] and the denominator of which is 360, times

(B) the Note Interest Rate in effect with respect to such related Interest Accrual Period, times

(ii)    the Outstanding Dollar Principal Amount of the Class B (    -    ) Notes determined as of the first date of such related Interest Accrual Period, plus

any Class B Tranche Interest Allocation Shortfall for such Class B (    -    ) Notes for the immediately preceding Distribution Date, together with interest thereon at the Note Interest Rate in effect with respect to such related Interest Accrual Period, calculated on the basis of [the actual number of days in the related Interest Accrual Period] [twelve 30-day months] and a 360-day year.]

Section 2.04     [Notification of LIBOR; Alternative to LIBOR].

(a)    [On each LIBOR Determination Date, the Indenture Trustee shall send to the Issuer, the Beneficiary, each applicable Master Servicer and any stock exchange on which the Class B (    -    ) Notes are then listed (if the rules of such exchange so require), by facsimile transmission or electronic transmission, notification of LIBOR for the following Interest Accrual Period.

(b)    If an Alternative Rate Trigger has occurred and an alternative reference rate has been selected by a central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof), or identified through any other applicable regulatory or legislative action or guidance, which is consistent with accepted market practice, the Calculation Agent shall direct the Indenture Trustee to use such alternative rate as a substitute for LIBOR for the current LIBOR Determination Date and for each future LIBOR Determination Date unless and until directed otherwise. If an Alternative Rate Trigger has occurred but no central bank, reserve bank, monetary authority or other institution (including any committee or working group thereof) has identified an alternative reference rate or there is no clear market consensus as to whether any rate has replaced LIBOR in customary market usage, the Calculation Agent may, but will have no obligation to, direct the Indenture Trustee to use an alternative rate as selected by the Calculation Agent in its sole discretion after consulting any source it deems to be reasonable as a substitute for LIBOR for the current LIBOR Determination Date and for each future LIBOR Determination Date unless and until directed otherwise. As part of any rate substitution described in this Section 2.04(b), the Calculation Agent may make, or direct the Indenture Trustee to make, such adjustments to such alternative rate or the spread thereon, as well as the business day convention, interest determination dates and related provisions and definitions, in each case that are consistent with accepted market practice or applicable regulatory or legislative action or guidance for the use of such alternative rate for securities such as the Class B(    -    ) Notes, as determined by the Calculation Agent in its sole discretion without the consent of any Noteholders and without satisfying the amendment provisions of the Indenture or any other transaction document. If the Calculation Agent does not provide a substitute or successor base rate for any Interest Accrual Period after the occurrence of an Alternative Rate Trigger, then, for purposes of calculating the Note Interest Rate for any Interest Accrual Period, LIBOR shall be calculated pursuant to the definition set forth in Section 1.01.

(c)    For the avoidance of doubt, (i) in no event shall the Indenture Trustee be responsible for, (A) other than as set forth in the definition of LIBOR in Section 1.01, determining LIBOR or any substitute for LIBOR if such rate does not appear on Reuters Screen LIBOR01 or on a comparable system as is customarily used to quote LIBOR or such substitute for LIBOR or (B) unless so directed by the Calculation Agent, making any adjustments to such alternative rate or the spread thereon, the business day convention, interest determination dates and any related provisions and definitions or any other relevant methodology for calculating such substitute or successor base rate, including any adjustment factor the Calculation Agent determines is needed to make such substitute or successor base rate be consistent with accepted market practice or applicable regulatory or legislative action or guidance for the use of such alternative rate; and (ii) in connection with any of the matters referenced in clause (i) of this Section 2.04(c), the Indenture Trustee shall be entitled to conclusively rely on any determinations made by the Calculation Agent in regards to such matters and shall have no liability for such actions taken at the direction of the Calculation Agent.]

Section 2.05    Payments of Interest and Principal.

(a)    [The Issuer will cause interest to be paid on each Interest Payment Date and principal to be paid on the Expected Maturity Date; provided, however, that it shall not be an Event of Default if principal is not paid in full on such Expected Maturity Date unless funds for such payment have been allocated in accordance with Section 3.01 of the Indenture Supplement; and provided, further, that if a Class B (    -    ) Adverse Event has occurred and is continuing, principal will instead be payable in monthly installments on each Principal Payment Date for the Class B (    -    ) Notes in accordance with Sections 3.01 and 3.05 of the Indenture Supplement. All payments of interest and principal on the Class B (    -    ) Notes shall be made as set forth in Section 1102 of the Indenture.]

(b)    The right of the Class B (    -    ) Noteholders to receive payments from the Issuer will terminate on the Class B (    -    ) Termination Date.

(c)    All payments of principal, interest or other amounts to the Class B (    -    ) Noteholders will be made pro rata based on the Stated Principal Amount of their Class B (    -    ) Notes.

Section 2.06    Form of Delivery of Class B (    -    ) Notes; Depository; Denominations.

(a)    The Class B (    -    ) Notes shall be delivered in the form of a [Global Note which shall be a Registered Note as provided in Section 204 of the Indenture] [definitive Registered Note as provided in Section 201 of the Indenture]. The form of the Class B (    -    ) Notes is attached hereto as Exhibit A.

(b)    [The Depository for the Class B (    -    ) Notes shall be The Depository Trust Company, and the Class B (    -    ) Notes shall initially be registered in the name of Cede & Co., its nominee.]

(c)    The Class B (    -    ) Notes will be issued in minimum denominations of $[5,000] and integral multiples of $[1,000] in excess of that amount.

Section 2.07    Delivery and Payment for the Class B (    -    ) Notes. The Issuer shall execute and deliver the Class B (    -    ) Notes to the Indenture Trustee for authentication, and the Indenture Trustee shall deliver the Class B (    -    ) Notes when authenticated, each in accordance with Sections 203 and 303 of the Indenture.

Section 2.08     [Targeted Deposits to the Accumulation Reserve Account]. The deposit targeted to be made to the Accumulation Reserve Subaccount for the Class B (    -    ) Notes for any Due Period during the Accumulation Reserve Funding Period will be an amount equal to the Targeted Accumulation Reserve Subaccount Deposit minus any amount on deposit in the Accumulation Reserve Subaccount for the Class B (    -    ) Notes.]

Section 2.09    Additional Issuances of Notes. Subject to clauses (ii), (iii), (iv) and (v) of Section 2.02 and Section 2.03 of the Indenture Supplement, the Issuer may issue additional Class B (    -    ) Notes, so long as the following conditions precedent are satisfied:

(a)    the Issuer shall have given the Indenture Trustee written notice of such issuance of additional Class B(    -    ) Notes (the “Notice of Additional Issuance”) at least one (1) Business Day in advance of the Issuance Date thereof, which notice shall include:

(i)    the Issuance Date of such additional Class B (    -    ) Notes;

(ii)    the amount of such additional Class B (    -    ) Notes being offered and the resulting Initial Dollar Principal Amount and Stated Principal Amount of Class B(    -    ) Notes;

(iii)    the date from which interest on such additional Class B (    -    ) Notes will accrue (which may be a date prior to the date of issuance thereof);

(iv)    the first Interest Payment Date on which interest will be paid on such additional Class B (    -    ) Notes; and

(v)    any other terms that the Issuer set forth in such notice of issuance of additional Class B (    -    ) Notes to clarify the rights of Holders of such additional Class B(    -    ) Notes or the effect of such issuance of additional Class B (    -    ) Notes on any calculations to be made with respect to the Class B (    -    ) Notes, Class B, or the Issuer.

All such terms shall be incorporated into and form a part of this Terms Document on and after the effective date of such Class B (    -    ) Notes;

(b)    no Class B (    -    ) Adverse Event has occurred and is continuing; and

(c)    [either (i) the issuance of such additional Class B (    -    ) Notes would be treated as part of the same issue as the outstanding Class B (    -    ) Notes under Treasury Regulation Sections 1.1275-1(f)(1) or 1.1275-2(k) or (ii) such additional Class B (    -    ) Notes are not issued with “original issue discount” for purposes of Section 1273 of the Code].

The Issuer shall not have to satisfy the conditions set forth in Section 310 of the Indenture in connection with an issuance of additional Class B (    -    ) Notes so long as such conditions were satisfied or waived in connection with the initial issuance of Class B (    -    ) Notes; provided, however, that the Issuer shall have to deliver to the Indenture Trustee a Master Trust Tax Opinion and an Issuer Tax Opinion with respect to such issuance.

Section 2.10     [Designation of Additional Amounts to Be Included in the Excess Spread Amount for the DiscoverSeries Notes]. At any time that any outstanding Series of certificates issued by the Master Trust provides that the Series Principal Collections allocated to such Series will be deposited into the Group Finance Charge Collections Reallocation Account for the Master Trust to the extent necessary for application to cover shortfalls for other Series issued by the Master Trust, an amount equal to (x) all Series Principal Collections allocated to such Series, multiplied by (y) a fraction, the numerator of which is the sum of the Nominal Liquidation Amounts for each outstanding Tranche of the DiscoverSeries Notes (including the Class B (    -    ) Notes) and the denominator of which is (i) the Aggregate Investor Interest for the Master Trust minus (ii) the sum of the Series Investor Interests for all such Series that provide that the Series Principal Collections allocated to such Series will be so deposited, is hereby designated to be included in the Excess Spread Amount and shall be treated as Series Finance Charge Amounts for the DiscoverSeries.]

Section 2.11    [Variable Accumulation Period]. Notwithstanding anything to the contrary in Section 4.02 of the Indenture Supplement, the Calculation Agent on behalf of the Issuer shall, by written notice to the Indenture Trustee, delay the commencement of the Accumulation Period for the Class B (    -    ) Notes and determine a new Accumulation Commencement Date, subject to the conditions set forth in this Section 2.11; provided, however, that the Accumulation Period shall commence no later than the first day of the Due Period related to the Expected Maturity Date for the Class B (    -    ) Notes. Any such delay by the Calculation Agent on behalf of the Issuer shall be made no later than the last day of the Due Period immediately preceding the first day of the first Due Period in the scheduled Accumulation Period (after giving effect to any prior delay in the commencement of the Accumulation Period pursuant to this Section 2.11).

The Calculation Agent on behalf of the Issuer shall cause such delay if the Calculation Agent determines in good faith that each of the following conditions will be satisfied: (i) the Calculation Agent on behalf of the Issuer delivers to the Indenture Trustee a certificate to the effect that the Calculation Agent on behalf of the Issuer reasonably believes that, based on the payment rate and the anticipated availability of Series Principal Amounts and Reallocated Principal Amounts, the delay in the commencement of the Accumulation Period for the Class B (    -    ) Notes will not result in any Tranche of Notes not being paid in full on the relevant Expected Maturity Date (as defined in the applicable Terms Document); (ii) such delay is permitted under the Series 2007-CC Series Supplement or any other applicable agreement relating to any Additional Collateral Certificate; and (iii) the Accumulation Amount, the Accumulation

Commencement Date and the Accumulation Period Length shall have been adjusted. The Calculation Agent on behalf of the Issuer shall not be required to obtain confirmation from the applicable Note Rating Agencies that such delay in the commencement of the Accumulation Period will not result in a Ratings Effect for any Tranche of Outstanding DiscoverSeries Notes. The Calculation Agent on behalf of the Issuer shall provide written notice to each applicable Note Rating Agency in the event that the commencement of the Accumulation Period for the Class B (    -    ) Notes is delayed pursuant to this Section 2.11.]

Section 2.12    Seller’s Interest to Be Included in the Monthly Statement. The Issuer shall cause the Master Servicer to include the amount of the Seller’s Interest as of the Seller’s Interest Measurement Date on each investor certificateholder’s monthly statement delivered pursuant to the Series 2007-CC Supplement.

Section 2.13    Duties of the Indenture Trustee. For the avoidance of doubt, the Indenture Trustee undertakes to perform only such duties as are specifically set forth in the Indenture, the Indenture Supplement, the Pooling and Servicing Agreement, any Series Supplement and this Agreement and as such shall have no obligation or responsibility to monitor or enforce compliance with Regulation RR, nor shall be liable to any Person for any violation of Regulation RR; provided that nothing in this Section 2.13 shall alter the Indenture Trustee’s duties, obligations or standard of care as set forth in the Indenture or any Indenture Supplement. It is understood and acknowledged that the Indenture Trustee has not provided any advice with respect to the acquisition of the Class B Notes, and has no financial interest in the acquisition of such Class B Notes.

[Remainder of page intentionally blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Terms Document to be duly executed, all as of the day and year first above written.

DISCOVER CARD EXECUTION NOTE TRUST, as Issuer

By:	Wilmington Trust Company,
not in its individual capacity but solely
as Owner Trustee

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Indenture Trustee

By:
Name:
Title:

[Signature Page to Class B (    -    ) Terms Document]